Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

EPIC - Q3 2008 Epicor Software Earnings Conference Call

Event Date/Time: Oct. 29. 2008 / 5:00PM ET

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Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software - Senior Director IR

Tom Kelly

Epicor Software - President and CEO

Russ Clark

Epicor Software - SVP Finance and Principal Accounting Officer

CONFERENCE CALL PARTICIPANTS

Ross MacMillan

Jefferies & Company - Analyst

Brian Schwartz

Piper Jaffray - Analyst

Brad Sills

Barclays Capital - Analyst

Justin Bandy

KeyBanc Capital Markets - Analyst

Richard Baldry

Canaccord Adams - Analyst

Mark Schappel

Benchmark Company - Analyst

Abhey Lamba

UBS - Analyst

PRESENTATION

Operator

Good day, and welcome to the Epicor Q3 2008 Earnings Results Conference Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Damon Wright. Please go ahead.

Damon Wright - Epicor Software - Senior Director IR

Damon Wright. Thank you, Anthony, and good afternoon to everyone. We appreciate you taking the time to join us on this call.

We issued a press release this afternoon detailing our results, and you may access that from our Website at www.epicor.com, under the Investor section.

Joining us on today’s call are Tom Kelly, Epicor’s President and CEO, and Russ Clark, Senior Vice President Finance and our Principal Accounting Officer. Tom will begin the call with a few comments, followed by Russ, who will discuss certain financial results in more detail.

Prior to beginning, I’d appreciate your patience as I review our safe harbor statement. The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings, and other financial results; as well as expected new product releases, including Epicor 9; and other statements that are not historical facts. Actual result may differ materially from those expressed or implied in the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, please see our annual report on Form 10-K for the period ended December 31, 2007 and our Form 10-Q for the period ended June 30, 2008.

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Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Today’s comments will also include a discussion of certain non-GAAP financial measures, such as adjusted EBITDA, free cash flow, and non-GAAP revenue and non-GAAP earnings, which exclude amortization of prior intangible assets, stock-based compensation expense, restructuring, and other charges. The most directly comparable GAAP financial measures and information reconciling the Company’s non-GAAP and GAAP results are included in our earnings release and in the Form 8-K to be filed with the SEC.

With that, I’d now like to turn the call over to Tom.

Tom Kelly - Epicor Software - President and CEO

Thank you, Damon. Yesterday afternoon, Epicor’s Board of Directors unanimously rejected the unsolicited tender offer from Elliott Associates and recommended that stockholders not tender their shares into this highly conditional offer. We issued a press release and filed a 14D-9 with the SEC, providing a very detailed explanation regarding the Board’s recommendation. Today’s call is to discuss our third quarter financial results, our operational focus, and some of the exciting things ahead for this Company. Everything we can discuss regarding the Board’s recommendation relative to the Elliott Associates tender offer is in the documents we filed.

Now, turning to the third quarter, we all know that the third quarter turned out to be one of the most challenging periods that the markets have seen in years. This was especially true during the last few days of September, when massive swings in the financial markets and a great debate around the credit crisis created uncertainty in the minds of some of our customers around the world. As you also know, a lot of business generally gets done in the last few days for any application software company. We did have deals slide across the board at the end of the quarter; however, because of the flexibility of our business model, we hit the revenue and earnings per share expectations we provided back in July, albeit with a different revenue mix. The core fundamentals at Epicor remain strong, and these were underscored by our third quarter results. These results reflect our focus on operations, execution, and our ability to match our business model to the economic conditions presented.

Revenues hit an all-time record for Epicor, and we continue to benefit from our large, stable customer base with growing recurring maintenance revenues, helping to generate $18.7 million in free cash flow during the third quarter. This customer base is expected to drive free cash flow of $52 million to $62 million for the year. Customer retention rates remain at near all-time highs at 94%, and we brought back to annual maintenance contracts for 142 customers who had previously gone off maintenance. Win-backs, these customers we bring back, are an important addition to our recurring maintenance revenue streams, and these contracts represent an incremental $3.1 million in recurring annual maintenance revenues.

The reasons behind our industry-leading retention rates are clear, as we continue to support and meet the needs of our existing customers throughout the world with more than 65 products and product enhancements coming out during the first three quarters of 2008. And we’re only weeks away from the general availability of Epicor 9, putting our customers and our Company on the cusp of beginning to realize the benefits of more than four years of investment in the latest example of Epicor’s cohesive, forward-looking product strategy.

Epicor remains uniquely positioned as a leading provider of business software solutions that help our customers save money and drive productivity throughout their businesses. We differentiate ourselves from the competition by offering a low total cost of ownership and clearly articulating a near-term return on investment. Our distinct market positioning and commitment to providing a clear product roadmap becomes even more important in light of the current economic challenges. The benefits Epicor offers are clear and led to the addition during the quarter of 155 new names to our growing installed base of more than 20,000 customers.

Now, I just returned from our 16th annual customer conference, where, despite the times, we had approximately 2,000 attendees from around the world. This comes on the heels of record attendance of more than 300 at our retail customer conference in the third week of September. These customers paid their own way to come learn more about the tools Epicor offers to run their business more productively. They were also eager to learn about Epicor’s future product roadmap and what we are doing to ensure that their future needs will be met as they grow their business or adjust to meet the market challenges and opportunities.

I want to spend some more time covering some of the near- and longer-term growth drivers that are emerging as part of the product roadmap we shared with our customers. We believe that it’s an exciting time for these drivers. We believe that they’re coming on exactly at the right time for Epicor, and it would give us a great boost as we go into 2009. I will also provide some details on our plans to keep our business model nimble and flexible to help ensure we can continue to respond to rapidly changing market conditions and the opportunities that are presented.

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Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

First, though, I’m going to ask Russ Clark, our Senior Vice President of Finance and Principal Accounting Officer, to briefly highlight some of our financial results from the quarter.

Russ Clark - Epicor Software - SVP Finance and Principal Accounting Officer

Thanks, Tom. We provide a fair amount of information in our press release and tables, so I will provide some additional color around a few areas of our third quarter results and refer you to the release for the remainder of the information.

GAAP revenue for Q3 of $135.8 million was $1.9 million lower than non-GAAP revenue of $137.7 million due to the impact of NSB purchase accounting deferred revenue haircuts of $1.8 million in maintenance and $140,000 in consulting. You can see the breakout of our Q3 revenue by segment in the statement of operations.

Turning to gross margin detail, maintenance gross margins were 75.9%, up sequentially by 1.7 percentage points, due primarily to our focus on margin improvement for our retail products, which have relatively lower gross margins than the rest of our business. Maintenance margins were down year over year as expected, due to the addition of a larger mix of retail maintenance revenues in the current year. Our focus on improving services utilization rates continued to pay off with further improvement in our consulting gross margins, which came in at 21.9% for the quarter. This is up sequentially by 1.5 percentage points and also up from Q3 ‘07 by 4 percentage points. Hardware margins came in at 13.3%, up sequentially from 9.5% in Q2. We continue to see some variability in both our hardware revenues and margins due to the timing of customer orders and the product mix. License gross margins were strong at 80.8%, increasing sequentially by 4.5 percentage points and increasing year over year by 3.9 percentage points. The sequential and annual increases are due primarily to a lower mix of third-party products.

Total non-GAAP and GAAP gross margins, excluding amortization, were 50.5% and 49.8%, respectively, down year over year due to revenue mix, which had a significantly higher percentage of lower-margin retail revenues, as well as hardware revenues versus the year-ago quarter.

Q3 GAAP net income was $3.8 million, or $0.06 per diluted share. Non-GAAP net income was $11.3 million, or $0.19 per diluted share. Despite a more challenging environment, GAAP and non-GAAP net income continued to improve for the year.

Adjusted EBITDA margins also continued to improve for the year, coming in at 17.5%, up 2.5 percentage points from Q2, though down slightly, by 10 basis points, from the same period last year, due primarily to the mix of revenues.

Looking at our third quarter income taxes, our GAAP tax rate was 25% with a year-to-date benefit of 52%. The variability in our Q3 tax rate resulted from updates to our full-year, pretax income estimates. In order to provide a more normalized tax rate that is comparable to other periods, we have used a 38% tax rate in our non-GAAP earnings per share calculations.

Moving on, while we do not have control over the economic conditions we face, we do have the ability to adjust our expense structure to appropriately respond to those conditions. During the third quarter, we continued to proactively respond to the developing market conditions by managing operating expenses. As a percentage of total revenue, Q3 operating expenses were down more than 4% from a year ago. Each line item, other than R&D, was lower as a percentage of revenue than Q3 last year. R&D was up, as expected, as we approached the general availability of Epicor 9.

Moving on to additional quarterly metrics, our mix of Americas and international software license revenues for the quarter was split approximately 70% Americas and 30% international, consistent with our expectations. 2008 third quarter total revenue and costs were almost equally impacted by foreign currency fluctuations.

Once again, we had strong collections of approximately $143 million during the quarter, and free cash flow continued to improve throughout the year, up sequentially over Q2 by nearly $6 million to $18.7 million.

We took advantage of our strong cash generation to pay down our credit facility by a total of $46.8 million during the quarter, bringing our outstanding balance down to $109.3 million. This pay-down is expected to lower our interest rate to LIBOR plus 2.25%.

As of September 30, 2008, the balance sheet included $95.7 million in cash and equivalents. Our total debt balance at the end of the quarter was $339.8 million, consisting primarily of the $230 million at 2.375% convertible bonds and our credit facility balance.

I’d now like to turn the call back over to Tom.

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Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Tom Kelly - Epicor Software - President and CEO

Thank you, Russ. In this economic environment, Epicor is focused on three primary goals - supporting and growing our customer base by providing high-value products that focus on the lowest total cost of ownership for our customers; continuing to target investment to the highest-priority opportunities, and very specifically and including the successful launch of Epicor 9; and then, last, continuing to focus on expense management while increasing our focus on driving efficiencies across the business. So these are key points - keeping our products coming, lower total cost of ownership, focusing on our investment, Epicor 9, and the rollout of our retail products, and continue focusing on our expense management and driving efficiencies in the model.

Now I believe our customer base is our most valuable asset here, and customer satisfaction is priority one at Epicor. It’s evidenced by our 94% retention rates. We do not sunset products. Nor do we force customers to move onto new platforms. In fact, we continue to add features and functionality to all our product lines and are constantly bringing to market numerous new product releases, all of which are directly targeted at meeting the needs of the customer base. This formula is what results in that high retention rate and that high recurring maintenance and revenue stream that we have, as well as providing growth for the future. Supporting our customers and ensuring we are addressing their current and future requirements through our product roadmap is directly linked to our investment in the upcoming release of Epicor 9, which is the latest example of our clearly articulated customer-centric product strategy.

Now, this strategy is a critical element for maintaining our leading customer retention rates, as I’ve mentioned, and also, of course, core to our maintenance revenues. We’ve invested hundreds of thousands of employee hours and millions of dollars into what we believe will be a top, if not the top, ERP solution of choice for every one of the focused vertical markets we are in. We believe Epicor 9 is a game changer for the midmarket ERP and will, for the first time, provide a tier-one ERP solution specifically for the midmarket. We believe this product will allow us to take competitive advantage across the board in our markets. We’re very excited about it.

I want to remind everyone that this is an important release with significant features and functionality as well. Epicor 9 is the only enterprise application that fuses ERP with Web 2.0 and Enterprise 2.0 capabilities on a proven, 100% SOA platform. It connects into Knowledge Worker. It connects in Outlook. It connects in SharePoint. It connects in the people that are doing business without directly touching the underlying ERP data. Now they can take the underlying ERP data and, through the business intelligence tools that we provide them, turn that into a real-time, decision-making engine. We think this is a great strategic advantage for our customers and a very big competitive advantage for ourselves into the marketplace. Supporting our customers and ensuring we are addressing their current and future requirements throughout our product roadmap in the upcoming releases of Epicor 9.

Now, let me talk about a few of our growth drivers as we go forward here that are all founded on the Epicor 9 platform and the retail markets that we’re playing in. These growth drivers will include penetrating new markets with the best-in-class products; first and foremost, Epicor 9. We believe it’s an opportunity to take market share. We think it adds tremendous international opportunity for us. And we believe it allows us to move into some emerging markets. We think it allows us to attack new verticals. We also see near-term opportunity in addressing underserved markets, as well as driving incremental growth with enhanced distribution in financial product suites. The financials modules incorporates not only multi-language and multi-currency for numerous jurisdictions around the world but also multi-book localization and reporting tools. This is expected to reopen markets for Epicor that we’ve been unable to effectively address for several years. Epicor 9 will also open up multiple avenues for migrations and upgrades. While we expect that there will be near-term interest to migrate or upgrade from specific customer sets, we view this as a longer-term opportunity for later 2009 and 2010. The tools that will allow us to drive migrations and upgrades from our own installed base of more than 20,000 will also be the base tools that we can eventually use to migrate the broader competitive environment.

Epicor 9 is just one of the exciting near-term catalysts for Epicor, and we have several other growth drivers. In our retail markets, we have just begun to leverage Epicor’s existing global reach to penetrate international markets. More and more retailers have or want a global footprint. With a reach that spans more than 140 countries, Epicor is well positioned to be the solution provider of choice for those retailers. Additionally, we continue to have near-term cross-selling opportunities into the former CRS and NSB customer bases, especially where we can demonstrate a near-term ROI. The products that most likely will fall into that category are the enterprise selling and sales audit products that we have in our retail suite of products.

The longer-term growth drivers in the retail space include expanded retail offerings that customers are asking for. These include the mobile solutions and multichannel retailing. As the economy stabilizes, we expect to realize the additional tremendous benefits from our February 2008 acquisition of NSB, as Epicor is able to more fully leverage its position as a clear market share leader in the specialty retail space.

Complementary and adjacent markets to those we currently serve are also expected to drive growth for Epicor. We recently introduced into the US a product funded in cooperation with the Australian government, Epicor’s senior living solution, targeting the assisted living, age care, and retirement markets. This is a market with growth potentials that are significant, and we are already adding customers in the US. We have a very solid customer base in the Australian market with this product already.

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Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Given the growth drivers I’ve just covered, I’m confident that Epicor can continue to play a strong offensive game. And I believe that times of market turmoil often can create an opportunity to take market share. We are well positioned with an exciting array of fresh, new product offerings that are addressing the current and future needs of our proven target markets. We have the products that enable our customers to make buying decisions, and we listen to our customers and have responded with solutions they want.

Having a strong offense in terms of an excellent slate of products with defined growth opportunities is an important part of our game plan, but it does not mean we will ignore our defense. A solid defense is critical to any winning strategy, and highly successful teams consistently demonstrate that on both sides of the field. It is important that operational focus remains in the forefront of our mindset. In the third quarter we demonstrated that we can effectively adapt our business model to market conditions. We made some adjustments to our model with minor headcount reductions aimed at aligning our cost structures with our anticipated sales opportunities.

Driving efficiencies across our organization will remain a top priority, and we will continue to prudently tune our model to ensure it is properly aligned with the challenges and opportunities we face. We intend to pursue our growth drivers and be opportunistic at exacting incremental growth in today’s challenging environment. In addition, we will continue to implement a wide range of cost initiatives throughout our organization to help ensure that we match our business operations and execution to our sales expectations. We’ll be diligent in managing expenses, driving improvements in our gross margin and operating lines, and understanding the demand environment for our customers and markets. We remain highly focused on striking a balance between driving near-term improvements to earnings and cash flow and supporting our upcoming product roadmap to drive an acceleration of near- and long-term revenues and earnings growth.

Epicor has a 25-year history of managing through all varieties of economic scenarios, and we are well positioned to respond to any market condition or opportunity. Our core fundamentals remain strong. They are a large, stable customer base; strong, growing, recurring revenue streams; a well-developed SOA technology platform based on leading Microsoft technology; an established leadership position in multiple high-growth markets; and Epicor having proven, leading-edge products with near- and long-term growth drivers in all markets, including our Epicor 9 launch right now. We’re confident in our business model and our ability to adapt it to match market conditions, both good and bad. We’ll invest for the future while managing conservatively through the near term.

Operator, we’re ready to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). We’ll take our first question from Ross MacMillan from Jefferies.

Ross MacMillan - Jefferies & Company - Analyst

Just a couple of quick housekeeping first. Just on the strength in hardware and other, can you just elaborate on that? And then, also related to that, can you talk about your expectation for that line item in Q4? Thanks.

Tom Kelly - Epicor Software - President and CEO

The hardware was stronger in the third quarter, as it was really driven in our retail segment. What happened is we saw people deploying their point-of-sale systems at a fairly rapid pace through the third quarter; in fact, far more rapidly than we had anticipated. And that became clear as we went through the quarter— to get ready for the holiday selling season. That really was what the core of that was. So that really popped things up. It started emerging kind of in the mid to latter part of the third quarter, so it became clear that that was going to be an increasingly stronger part of the revenue picture for the third quarter.

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Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

And as far as the outlook for the fourth quarter, we’ve stayed away from targeting and giving guidance on specific line items in the P&L. Historically, our hardware has not been as predictable as other parts of the business, and so I’m going to prefer to stay away from giving you some specific guidance on the fourth quarter hardware number.

Ross MacMillan - Jefferies & Company - Analyst

Okay. On the operating costs, you were down sequentially. You mentioned some limited headcount reductions. But, as we move into the Epicor 9 launch, how should we think about operating expenses? Are we going to see it kind of pale to launch expenses, or is it really going to be one time in nature? I’m just trying to get a handle for as we look into Q4 and then beyond.

Tom Kelly - Epicor Software - President and CEO

I don’t think you should expect to see a burst in expenses relative to Epicor 9. In these times, what we’ll be doing— We’ll be taking a harder look at how we reallocate expenses within the bucket. We are not going to back off our investment in 9, nor back off our launch on 9. We think it’s an incredibly exciting product. The reception it received at our prospectus conference just in October here was absolutely outstanding. And we fully expect this product to receive great market attention. So we’re going to stay focused on that.

Now, that brings you back to do you expect to see a bump in expenses related to that. I think that we can successfully manage our existing expense structure to address that and just shift things around - to refocus and to reallocate as opposed to really grow.

Ross MacMillan - Jefferies & Company - Analyst

Okay. Great. And then a final one - just another housekeeping— I think you made mention, Russ, of the FX impact being equal in revenues and expenses, broadly. Can you just highlight what that was?

Russ Clark - Epicor Software - SVP Finance and Principal Accounting Officer

The impact was in the 1% to 2% range on either, but it’s roughly the same and offsets. So the bottom line impact is really nil.

Ross MacMillan - Jefferies & Company - Analyst

1% to 2% gross impact on the top line?

Russ Clark - Epicor Software - SVP Finance and Principal Accounting Officer

Yes, if you look at it from a year-over-year perspective.

Ross MacMillan - Jefferies & Company - Analyst

Perfect. Thanks very much.

Operator

We’ll take our next question from Mark Murphy with Piper Jaffray.

Brian Schwartz - Piper Jaffray - Analyst

This is Brian Schwartz actually sitting in for Mark Murphy. Tom, I was wondering— I know you don’t break out the NSB contributions, but could you talk qualitatively how the retail area of the business performed versus your internal expectations?

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Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Tom Kelly - Epicor Software - President and CEO

Sure. The retail is clearly struggling - not struggling. Wrong word. Retail has taken a bigger part of this economic downturn than ERP. Clearly, they have had— The market out there is showing— From week to week, it shows different signs as to whether or not we see some excitement. It also seems to be that there is a less even kind of distribution of pain within our retail customers. Some of the retail customers with broader and bigger names are still more active, and some of the retail customers that you may not have been as familiar with in the specialty space— They’re probably demonstrating more caution. So those who don’t rely upon that great market name or brand-name presence, and we’ve got plenty of those that do— We have both big-name presence, and then we’ve got the retailers that you may not have been familiar with. We tend to see that there’s disparity in where their buying conditions are.

But, overall, in the macro sense, retail— net license revenue is below our expectations. And I think it has been. We started off at the beginning of the year where we looked at the integration. And, at that time, it was hard to tell how much was macro and whether or not— We had just closed the transaction. We had gone out and communicated our product strategy in the first quarter to the marketplace. There was clearly some confusion that we needed to work through at that time - not confusion in that people didn’t understand it but confusion in terms of just getting through the process of laying out that roadmap.

That roadmap is well understood now by the market and the customers. And so, throughout the second quarter, and I know I mentioned this in the last quarter, it was clear that some level of macro conditions were starting to show themselves in the second quarter of this year. And the third quarter was a continuation of that. In fact, the continuation of that occurred, really, at the tail end of the quarter very much the same way it did in our ERP business. And, as I indicated, we had deals that slid at the end of the third quarter because of the incredible volatility in just the news, media, the markets - everything that went on in the last couple days. I think there was a great uncertainty, and people deferred signing final contracts in the last few days.

So retail clearly took a bigger burden on that. But we also believe that, going forward, as I highlighted in my prepared comments, that, if you look at where we have our greatest expectation for retail in the near term, it’s in the tools that give immediate ROI payback. The sales audit and enterprise selling are absolutely tools that we are finding increasing in the pipeline because you can absolutely measure cost reduction or immediate increases in sales stores. There are two products that are designed for that. And we’re also seeing an increased level of attention in our APAC markets in retail. And that is because we have customers that are continuing to look, even in these times, to expanding into markets that they’re not playing in right now.

Brian Schwartz - Piper Jaffray - Analyst

Tom, in building upon— You made the comment that business kind of tailed off there at the end of September. That’s actually what we’re hearing from almost every software company that has reported. Can you give us some color or talk a little bit about what you’ve seen so far here in October - if there’s been any change in the demand environment from what you saw towards those last days in September?

Tom Kelly - Epicor Software - President and CEO

Well, first of all, our guidance for the fourth quarter is trying to reflect this era of some greater uncertainty. We have read the same earnings reports that you have and the commentary that comes from various people in the industry. And, from my perspective, we’re not immune from that. In fact, we’re playing in the same overall economic environment. So, if I look at the October— October is never a “robust”— the first month of any quarter is never a big, robust period. But it’s falling within the category of— It kind of supports where our thinking is right now. So that’s all I’ll say is that, right now, there’s nothing there that’s happening that doesn’t tend to support what our thinking is for the balance of the quarter. Now we have an election, of course, next week. We’ve got all these moving parts out there. Therefore, we did in fact bake in greater uncertainty.

Now, what I do like is that I am going to release Epicor 9 in this quarter. That’s our plan is to have it go out here at the end of November. We do have pipeline building for Epicor 9 in this quarter, and there’s no question that Epicor 9 is going to be a key part of our Q1-onward sales strategy. So that, to me, is a positive. We expect to take advantage of that. And I think that helps in these times to have something new and exciting to be able to talk to for the deals that are in fact going down.

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FINAL TRANSCRIPT

Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Brian Schwartz - Piper Jaffray - Analyst

That’s real helpful. Just one last, final question, just, again, hitting on the macro here. Looking back historically with the Company here at Epicor during the last recession - the 2000 and 2002 - the Company experienced negative license growth. I know you’re not about to give fiscal year ‘09 guidance today. But do you suspect that license revenue could decline next year, even with the Epicor 9 release?

Tom Kelly - Epicor Software - President and CEO

I don’t want to talk to that right now. I’ll feel much better after Q4. But I will tell you this. I will be highly disappointed if that were in fact the outlook on this. Epicor 9, we think, is a game-changing product. We think it really changes our competitive position. We think we line up extraordinarily well not only against the traditional midmarket players. But we believe that this is a product that will compete against the main tier-one products out there in the marketplace. This is a big product - an exciting product. Everybody wants to have the most robust periods to go into any market, but, more importantly than that, I like the fact that I am riding the front end of a brand-new product cycle coming out here. And I think the timing on that— New product cycles are always well timed and are always good. Some you can time it better or worse. But I like where I’m at right now. I can’t change the macro world, but I can in fact control what we’re doing here at Epicor.

Brian Schwartz - Piper Jaffray - Analyst

That’s very helpful. Thank you for taking my questions.

Operator

We’ll hear next from Brad Sills with Barclays Capital.

Brad Sills - Barclays Capital - Analyst

I’m just curious on what you’re seeing on the core business, your manufacturing distribution with enterprise suite. With the year-over-year sequential license decline— Obviously, you mentioned retail being weak. But can you comment on in the core business, macro versus maybe a pre-Epicor 9 release slowdown that you might be seeing? Which of those is kind of impacting that business?

Tom Kelly - Epicor Software - President and CEO

I actually don’t think it’s a pre-Epicor 9 slowdown. I haven’t seen a lot of evidence of that right now. I really haven’t because we’ve been very selective about how it’s going out. But I will tell you this. Our pipelines— If you look at Q3’s pipelines and you looked at— We got off to a slow start. We had a weak international Q1. We talked about that. We got off to a bit of a slow start. In the Americas, we were not off to a slow start. We were doing just fine. In fact, if you look at our pipelines throughout Q3 and you looked at what was tracking as we were coming in to the end of Q3, everything was tracking just where it was. And it was truly a phenomena, literally, that commenced on the last few days of the quarter. And we always have a fair amount of business that occurs the last few days of the quarter. And the incredible events of those last days just caught— Things landed on desks for CEOs and CFOs, and they just said, We’re going to wait until next week, next quarter, or whatever. Some of those deals have slid. And we’ve got to determine where they will end up. But there’s no question that our core business was tracking, actually, much better - very, very solidly - throughout the whole Q3. Things were returning to normal in international. Things were in fact doing fine in the Americas. And it truly was this phenomenon on the last few days where, in fact, this credit crisis and this economic turmoil just hit a fevered pitch.

So I don’t think that it’s anything core to the business in terms of what I call a pre-Epicor 9 slowdown or anything other than the fact that we were subjected to this broad economic event in Q3 that everybody else was.

Now, time sets in. I think it does give a chance for people to sort through that which is anxiety and that which is real. There are still deals out there. The analyst in the marketplace - the Gartners, the IDCs, the Aberdeens - they’re all projecting some level of growth in 2009 in all their updated reports that have come out in October here - growth in the IT sector and growth in software IT.

So it is our belief, and we hit this hard when we were at our customer conference and in the individual dialogs I’ve had with customers, that continued investment in ERP allows you to gain productivity, allows you to drive costs down, allows you to get efficiencies that may well be more important in these times than in any other time. And we think the Epicor 9 product is going to allow us to make that pitch even stronger.

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FINAL TRANSCRIPT

Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Brian Schwartz - Piper Jaffray - Analyst

Got it. That’s helpful. Thanks. And then just a question— The win-backs have been a good driver for you in recent quarters. How much more room do you have in your installed base? In other words, is there still a decent list of customers that are still kind of coasting that aren’t on maintenance that you’re kind of targeting?

Tom Kelly - Epicor Software - President and CEO

Yes. We think that— That will be a continued focus of us. I never have an expectation that that number has got to be a certain number. But it’s held pretty constant. It goes up— It’s a little up or a little down in any given quarter. But it’s historically stayed within a pretty tight range out there, and I expect that to continue. I actually think that Epicor 9 allows us to go back out and add a little more teeth to that discussion when we’re trying to get win-backs. Epicor 9 helps us on virtually every front.

Brian Schwartz - Piper Jaffray - Analyst

Okay. Thanks for taking my questions.

Operator

We’ll hear next from Steve Koenig from KeyBanc Capital Markets.

Justin Bandy - KeyBanc Capital Markets - Analyst

This is actually Justin on for Steve. I was wondering if you could speak briefly about what you’re seeing in the competitive landscape - if you’re seeing your competitors change their sales tactics at all. Our checks have revealed some discounting out there by some of your competitors. And I was just wondering what you guys have been seeing.

Tom Kelly - Epicor Software - President and CEO

In these kinds of times, I think you always see what I call a wider range of behavior in terms of that. It never is helpful when you’ve got what I call— if there’s pricing that gets a little bit out of whack. But, ultimately, I’ve always believed that, if our products are strong, we’re going to do fine on that. There’s probably an increased amount of discounting pressure right now. There’s no question that that’s happening. That shouldn’t come as a surprise to anybody. But I don’t believe it’s a trend that— I don’t believe it’s a condition that I’m going to point to as being a competitive dislocation or a competitive change for us. We think Epicor 9 and, once again, having new products and having the front end of a release allows you to buttress some of that as well - to actually fight some of that.

Justin Bandy - KeyBanc Capital Markets - Analyst

Okay. Great. That’s helpful. And then just one follow-up question. Given where your guidance has trended from the beginning of the year and revenue guidance has come down, I would assume a large number of your sales reps are under water in terms of their quota for the year. I was just wondering what you guys are going to do to incent them to be productive in the fourth quarter. And then, if you could comment how that might impact the P&L— how that would impact the cost of sales in the fourth quarter—

Tom Kelly - Epicor Software - President and CEO

We think their comp plans absolutely incent them adequately to do well in the fourth quarter. We expect them to get out there and to bang hard on this. And I would not— I don’t think you should expect to see any kind of a wild variation in our fourth quarter expenses that would not normally be there with increased software sales in the fourth quarter. So we believe that the comp plan still adequately incents. Clearly, we have salespeople that are doing well. We have salespeople who have a chance to still do very well. And we have those that are still coming up to speed. So we believe the sales focus is still there, and the team is very well focused on what they have to get done here.

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FINAL TRANSCRIPT

Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Justin Bandy - KeyBanc Capital Markets - Analyst

Okay. Great. Thank you very much.

Operator

We’ll hear next from Richard Baldry with Canaccord Adams.

Richard Baldry - Canaccord Adams - Analyst

In the past when, I think, Epicor 8.0 came out, the upgrade cycle was sort of quantified in terms of the value for an existing customer and then kind of multiplied across the applicable base to give sort of a total available upgrade cycle. Is there a similar way to look at that on Epicor 9?

Tom Kelly - Epicor Software - President and CEO

I’m not sure exactly the equation there. I didn’t follow it completely. But I will tell you that we expect that Epicor 9 will initially, most importantly, drive new business. That will be the most immediate impact of Epicor 9. Traditionally, your upgrade activity occurs in the latter part of the year. That comes on second. I’m not going to pick a date by which you’ll see it, but, clearly, you’ll see upgrades occurring immediately. But the lion’s share of the business - the growth - is initially in new business. And the number-one area that’s going to drive initially is that Epicor 9 is ideally suited for our international markets. And they’re awaiting that with great expectation. So I’d expect to see some initial growth driver activity in the international markets.

I think you’ll see the increase of the migrations and upgrade opportunities start to occur throughout the year and grow—grow throughout the year and into 2010.

Richard Baldry - Canaccord Adams - Analyst

And it looks like the service [JAMS] are starting to improve under the new leadership on that side. Could you talk a little bit about any long-term goals in there? It’s in around the 22% zone. Is there a way to think about where that can head to, sort of the near term and long term?

Tom Kelly - Epicor Software - President and CEO

There’s nothing in our business that creates a barrier for us to reaching industry-standard consulting rates for good, solid ERP consulting - nothing that prevents that. And I indicated that when I took over the— When we made the changes after Q1 and I ran that business directly into me before trying to determine where we go and then we put [Laurie Klaus] in there as the permanent leader in that space, we established some changes early on in Q2. Laurie has brought additional changes on top of that. So we have seen margin improvements in Q2. We’ve seen good, solid margin improvements in Q3. And I expect to see the long-term trend continue.

Now, there may well be a quarter where the margins might go down a little bit or up a little bit over a period of time, but the trend over time is to keep us above 20%— to keep trying to move us above 20% solidly and keep trying to grow that. And the core part of the business is— It’s pretty straightforward. If we’ve got the book of business, we have the right utilization rates, and efficiencies there, we can drive higher margins.

We also think that one of the growth areas for Epicor in the services business over the course of the next couple of years is in our managed services area. We have a large customer base that are doing a lot of different things with our customers. We have increasing interest in taking advantage of managed services, where we will go in and provide a wide range of services, ranging from actual functional support for the product over to certain business process outsourcing functions for our customers. And we expect to see that grow. Those are typically higher-margin product lines, and that will also help to boost our overall services business.

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FINAL TRANSCRIPT

Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Richard Baldry - Canaccord Adams - Analyst

It looks like you took down about a third of your nonconvertible outstanding debt in the quarter - almost $50 million. You do have a $50 million buyback authorized, as I recall. Do you want to talk a little bit on the strategy in paying one down versus executing on the buyback, which might be more closely tied to shareholder value and, then, just some check figures on headcount exiting the quarter versus headcount exiting Q2 and maybe number of deals over $1 million or over $0.5 million, if those are available?

Tom Kelly - Epicor Software - President and CEO

We paid down the debt line because it provided us the ability to drop our interest rate. So we have a more favorable interest rate. And it allows us to keep our debt in the leverage position we want to see it in right now. And that was kind of the condition on that.

In terms of the headcount, Russ, do you want to—?

Russ Clark - Epicor Software - SVP Finance and Principal Accounting Officer

We had about 3,100 employees at the end of Q3.

Operator

We’ll take our next question from Mark Schappel from the Benchmark Company.

Mark Schappel - Benchmark Company - Analyst

Tom, a question for you. Has uncertainty surrounding the Elliott tender offer impacted your business, especially with new customer signings?

Tom Kelly - Epicor Software - President and CEO

It certainly hasn’t helped. But I think our clarity in our response helps clarify that position. But any time you have an unsolicited public offer, it is never— Those kinds of deals rarely bring value to the enterprise. They rarely help you with your employees or your customers.

Mark Schappel - Benchmark Company - Analyst

Thank you. And one final question. Regarding the pricing for Epicor 9, I assume that existing customers get to upgrade to the product at no charge if they’re current on maintenance?

Tom Kelly - Epicor Software - President and CEO

They get like for like. So your answer is— In general terms, to what you asked, the answer would be yes. But in a specific term, it’s like for like. So if they were on— If they have the module— If they have that product, they absolutely do in fact get to upgrade. And, in some cases, that’s a very positive upgrade. I’ll give you an example. The financials module is a greatly expanded financials module today that our customers will get broad benefit for for having been on maintenance. So, when they’re going from the existing financials product to the new financials, they are getting kind of a tier-one financials product when they move up.

Mark Schappel - Benchmark Company - Analyst

Thank you.

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FINAL TRANSCRIPT

Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Operator

We do have time for one more question. We’ll hear from Abhey Lamba from UBS.

Abhey Lamba - UBS - Analyst

Tom, looking at the history of your product releases, typically how much time does it take for your customers to start choosing a new version, especially of the type of upgrade that Epicor 9 is? And what type of revenue acceleration can Epicor 9 bring in over what time period?

Tom Kelly - Epicor Software - President and CEO

Let me understand. How long does it take them to implement it?

Abhey Lamba - UBS - Analyst

No - to start choosing it. At times, customers wait for some testing period or some service facts or (inaudible) releases.

Tom Kelly - Epicor Software - President and CEO

Okay. Based on that, I think the history, if I understand it at Epicor and as I see it in a lot of the other ERP customers, your existing customers that we should expect— We’ll see a gradual adoption - some in Q1 and some in Q2. But it’s definitely increasing, where we’d expect to see in the latter part of 2009 significant migration activity on Epicor 9 and, clearly, into 2010. They will be looking— Obviously, what they look to is the new customer adoption rate. That is always a key driver for existing customers. Now, that also— The new customers, of course, want to look to some level of customers that have gone live on it at the time that we sell. So we do have some of our beta. We have a much, much expanded beta program on Epicor 9 than we did over Epicor 8. We have over 80 beta customers. And a number of those will in fact go live here in the fourth quarter. So that will be a strong support for the new customer sales.

So I can’t give you a quantitative kind of equation to allow you to calculate out how many upgrades. But, clearly, you’ll see an increase throughout the year, and it will be directly tied towards the success as we go out and hit the marketplace with new customers.

Abhey Lamba - UBS - Analyst

Got you. And, lastly, have you closed any of the deals that slipped through Q3 in October, or are they still in the pipeline?

Tom Kelly - Epicor Software - President and CEO

We’ve closed some. I don’t have an exhaustive list in front of me. But we’ve closed some. My experience, though, is that, when something slides - Kind of a casual comment— I rarely have seen when a sales guy or sales exec is walking in and says, Gee, it’s going to slide to the first two days of the next quarter. That’s a pretty rare event when something slides from the last day of the quarter to the first or second day of the next. It almost invariably slides a month - invariably. That’s true for good times or any times. I know that we have closed some, but I don’t have a hard number for you right now.

Abhey Lamba - UBS - Analyst

Lastly, I know you’re not giving ‘09 guidance. But, qualitatively, should we expect you to grow in line with the market next year or faster than the market? And how about margin leverage? Do you expect to get some margin leverage next year?

Tom Kelly - Epicor Software - President and CEO

First of all, I’m not going to give you ‘09 guidance. But I will tell you, qualitatively, my team here knows that I expect us to grow at or above the market. They know that. And I don’t ever expect anything less than that in terms of the business. My team also knows that I believe that we have a great opportunity for margin improvement over time here at Epicor. So those will be drivers in how I construct our models and how we evaluate the opportunities for next year. And I hope to reflect it as we have more clarity into what ‘09 looks like.

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FINAL TRANSCRIPT

Oct. 29. 2008 / 5:00PM ET, EPIC - Q3 2008 Epicor Software Earnings Conference Call

Abhey Lamba - UBS - Analyst

Thank you.

Operator

Gentlemen, there are no further questions at this time.

Tom Kelly - Epicor Software - President and CEO

Okay. Well, thank you, operator.

In closing, I want to turn my attention to our two most important constituencies, as I’ve done each time - to our customers and to our employees. It was great to personally meet hundreds of our customers at our conferences over the past few weeks, and I want to reiterate our thanks for their commitment to Epicor and their confidence in our solutions running their businesses throughout the world.

Our employees around the world continue to work diligently to ensure we are able to deliver our current and future commitments. We have an incredible team that does an excellent job for Epicor and our customers each and every day. Their dedication continues to be reflected in our growing customer satisfaction rates and industry-leading customer retention.

Thank you to our employees. Thank you to our customers. And thank you all for joining this call.

Operator

And that does conclude today’s conference call. You may now disconnect.

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